April 7, 2016

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We are the former independent auditors for CHINA LONGYI GROUP INTERNATIONAL HOLDINGS LIMITED (the “Company”). We have read the Company’s current report on Form 8-K dated April 7, 2016 (the “Form 8-K”) and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Tao Su, CPA
Tao Su, CPA

4152 Meridian Street STE 105 #158, Bellingham, WA 98226 Tel: 604-434-8026 Fax: 604-434-8972 Web: mccormack.bc.ca